Camber Energy, Inc. S-4

Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Camber Energy, Inc. on Form S-4 of our report dated July 1, 2019, with respect to our audit of the consolidated financial statements of Camber Energy, Inc. as of March 31, 2019 and for the year ended March 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Houston, Texas
June 3, 2020